As filed with the Securities and Exchange Commission on February 9, 2017
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CSS INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	13-1920657
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

450 Plymouth Road, Suite 300, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

CSS Industries, Inc. Deferred Compensation Plan
(Full title of the plan)

William G. Kiesling, Esq.
Vice President - Legal and Licensing and General Counsel
CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462
(610) 729-3959
(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Justin W. Chairman, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Plan Obligations	$20,000,000	100%	$20,000,000	$2,318

(1)
The Deferred Compensation Plan Obligations are unsecured obligations of CSS Industries, Inc. to pay deferred compensation in the future in accordance with the terms of the CSS Industries, Inc. Deferred Compensation Plan.

(2)	Calculated solely for purposes hereof pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by CSS Industries, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 2016;

(b)	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2016, September 30, 2016 and December 31, 2016;

(c)	Current Reports on Form 8-K filed with the Commission on May 31, 2016, August 5, 2016, August 16, 2016, January 20, 2017 and February 9, 2017;

(d)	Definitive Proxy Statement for the Registrant’s 2016 Annual Meeting of Stockholders, filed with the Commission on June 22, 2016; and

(e)
The description of the Registrant’s common stock set forth in its Registration Statement on Form 8-A filed with the Commission on June 7, 1993 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or report filed for the purpose of updating such description. The description of the Registrant’s common stock set forth in its Registration Statement on Form 8-A, filed on April 22, 2008

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of this registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this registration statement.

Experts

The consolidated financial statements and schedule of CSS Industries, Inc. and subsidiaries as of March 31, 2016 and 2015, and for each of the years in the three-year period ended March 31, 2016, and management’s assessment of the effectiveness of internal controls over financial reporting as of March 31, 2016 have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. To the extent that KPMG LLP audits and reports on financial statements of CSS Industries, Inc. and subsidiaries issued at future dates, and consents to the use of its reports thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its reports and said authority.

Item 4. Description of Securities.

The securities being registered represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant’s Deferred Compensation Plan (the “Plan”). The Plan is effective February 1, 2017.

The Obligations will be unsecured general obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant. Under the Plan, the Registrant will provide eligible key employees of the Registrant and its participating subsidiaries with the opportunity to elect to defer up to 50% of their eligible compensation under the Plan. The Registrant may make matching or discretionary contributions, in the discretion of the board of directors of the Registrant (the “Board”) or the Human Resources Committee of the Board (the “HRC”).

Participants’ annual elective deferrals and earnings thereon are 100% vested at all times. Matching and discretionary contributions and earnings thereon become vested at such times as determined by the Board or the HRC.

A participant’s compensation deferrals and employer contributions are credited to a notional bookkeeping account in the name of the participant (the “Account”). Contributions credited to a participant’s Account are credited or debited with notional investment gains and losses equal to the experience of selected investment funds offered under the Plan and elected by the participant. Participants may periodically reallocate their Account balances among the available notional investment options, as permitted by the Plan administrator. The Registrant has reserved the right under the Plan to change the investment funds offered at any time, and a participant’s election to direct the investment of his or her Account in the notional investment funds may, but is not required to, be followed under the terms of the Plan.

Subject to the terms of the Plan, a participant may elect, in accordance with the terms of the Plan, to receive his or her Account on fixed date(s) while still employed by the Registrant or a participating subsidiary, or following termination of employment. The Obligations are denominated and payable in the form of U.S. dollars. The Obligations generally are payable in the form of a lump sum distribution or in installments of up to 15 years (or a maximum of five years for in-service distributions), at the election of the participant made in accordance with the terms of the Plan, and subject to exceptions as set forth in the Plan (including in the event of a change in control or the participant’s death).

Participants may not commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey their interest under the Plan except to the participant’s beneficiary in the event of death.

The Board or the HRC may amend the Plan at any time so long as such amendment does not reduce the amount vested or accrued to a participant’s Account. The Board has reserved the right to terminate the Plan at any time, provided that such termination complies with applicable law.

The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

The total amount of the Obligations is not determinable because the amount will vary depending upon the level of participation by eligible employees, the amounts of compensation that they elect to defer under the Plan, and the amounts (if any) that the Registrant elects to contribute to the Plan on the participants’ behalf.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is organized under the laws of the State of Delaware. The General Corporation Law of the State of Delaware, as amended (the “GCL”), provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer, employee and other agent against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article VII of the Registrant’s Bylaws provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the GCL.

Article VII of the Registrant’s Bylaws further provides each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the GCL. The right to indemnification conferred in such Article VII shall also include the right to be paid by the Registrant the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the GCL. The right to indemnification conferred in such Article VII shall be a contract right.

Under the GCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the registrant or, if serving in such capacity at the request of the registrant, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the GCL. The registrant has purchased directors and officers liability insurance.

A Delaware corporation also may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the GCL (relating to unlawful payments of dividends or stock repurchases), or (4) for any transaction from which the director derived an improper personal benefit. Article VII of the Registrant’s Bylaws provides that a director will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation from liability is not permitted under the GCL.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The file number for each of the Registrant’s filings with the Commission referenced below is 1-2661.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation, as amended to date (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
4.2	Bylaws, as amended to date (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015).
5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1
CSS Industries, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2017).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth Township, Montgomery County, Commonwealth of Pennsylvania on the 9th day of February, 2017.

CSS INDUSTRIES, INC.
By: /s/ Christopher J. Munyan
Christopher J. Munyan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Christopher J. Munyan and William G. Kiesling, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Rebecca C. Matthias Rebecca C. Matthias	Chair of the Board	February 9, 2017

/s/ Christopher J. Munyan Christopher J. Munyan	President, Chief Executive Officer and Director (principal executive officer)	February 9, 2017

(Signatures continued on next page)

(Signatures continued from previous page)

/s/ David F. McHugh David F. McHugh	Vice President–Finance and Interim Chief Financial Officer (principal financial and accounting officer)	February 9, 2017
/s/ Scott A. Beaumont Scott A. Beaumont	Director	February 9, 2017
/s/ Robert E. Chappell Robert E. Chappell	Director	February 9, 2017
/s/ Elam M. Hitchner, III Elam M. Hitchner, III	Director	February 9, 2017
/s/ William Rulon-Miller William Rulon Miller	Director	February 9, 2017
/s/ Harry J. Mullany III Harry J. Mullany III	Director	February 9, 2017

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation, as amended to date (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
4.2	Bylaws, as amended to date (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015).
5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1
CSS Industries, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2017).